Exhibit (k)(1)(b)

Adoption Agreement

And

Amendment No. 8 To Transfer Agency And Shareholder Services Agreement

This Adoption Agreement and Amendment No. 8 To Transfer Agency And Shareholder Services Agreement (“Amendment No. 8”), dated as of February 7, 2019 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”), each Fund listed on Appendix B to such agreement (collectively, the “Funds”), BlackRock Advisors, LLC (“BlackRock”) and BlackRock Credit Strategies Fund (“BCSF”).

Background

BNYM and certain of the Funds previously entered into the Transfer Agency And Shareholder Services Agreement, made as of January 28, 2014. In addition, BNYM and certain of the Funds entered into Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of July 22, 2015, Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of March 1, 2016, Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, dated as of October 14, 2016, Amendment No. 4 To Transfer Agency and Shareholder Services Agreement dated as of November 2016, Amendment No. 5 To Transfer Agency And Shareholder Services Agreement, dated as of April 30, 2016, Adoption Agreement and Amendment No. 6 To Transfer Agency And Shareholder Services Agreement, dated as of August 15, 2018, and Amendment No. 7 To Transfer Agency And Shareholder Services Agreement, dated as of November 18, 2018 (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment No. 8.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a) A new Section 3(a)(25), which reads in its entirety as follows, is added:

(25) Services For BlackRock Credit Strategies Fund. BNYM shall provide the services set forth in Appendix H to BlackRock Credit Strategies Fund in accordance with the terms of Appendix H.

(b) The following is added to Appendix B at the end of the listing of Funds under the heading “[Fee Letter 1]” and immediately prior to the heading “[Fee Letter 2]”:

BlackRock Credit Strategies Fund	Institutional Class
Brokerage Class

(c) A new Appendix H, which reads in its entirety as set forth in the Appendix H attached to this Adoption Agreement and Amendment No. 8 To Transfer Agency And Shareholder Services Agreement, is added.

2. Adoption of Amended Agreement by BCSF. As of the Effective Date, BCSF agrees that it adopts and becomes a party to the Current Agreement as amended by this Amendment No. 8 (“Amended Agreement”), that it is bound by all terms of the Amended Agreement as if it were an original executing party to the Amended Agreement, and that it is a “Fund”, as that term is defined in the Amended Agreement, for all purposes of the Amended Agreement. BNYM, the Funds and BlackRock agree with the BCSF’s adoption of the Amended Agreement as provided for in the foregoing sentence and BNYM agrees to be bound to the BCSF by all terms of the Amended Agreement.

3. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 8, all terms and conditions of the Current Agreement shall remain in full force and effect.

4. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 8.

5. Entire Agreement. This Amendment No. 8 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6. Facsimile Signatures; Counterparts. This Amendment No. 8 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 8 or of executed signature pages to this Amendment No. 8 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 8.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Adoption Agreement and Amendment No. 8 To Transfer Agency And Shareholder Services Agreement to be executed by their duly authorized officers as of the Effective Date.

BNY Mellon Investment Servicing (US) Inc.	BlackRock Credit Strategies Fund

By:	By:
Name:	Name:
Title:	Title:

On behalf of each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 1

(excluding the BlackRock ColIegeAdvantage Options listed on Appendix B), each such Fund in its individual and separate capacity, and not on behalf of any other Fund

By:
Name:	Neal J. Andrews
Title:	Chief Financial Officer

BlackRock Advisors, LLC

(solely with respect to BlackRock ColIegeAdvantage Options listed on Appendix B and each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 2, each such Fund in its individual and separate capacity, and not on behalf of any other Fund)

By:
Name:
Title:

Appendix H

Services For BlackRock Credit Strategies Fund

1. Scope of Services. BNYM will perform, as appropriate, for or on behalf of BlackRock Credit Strategies Fund all services set forth in Section 3 of the Agreement as reasonably determined by BNYM upon consultation with the Fund to be appropriate for the Fund or as otherwise instructed in Written Instructions by the Fund, subject to the further terms of this Appendix H. The term “Fund” when used in this Appendix H means solely and exclusively BlackRock Credit Strategies Fund.

2. Effectiveness. Prior to the Commencement Date (as defined in Section 5), only Sections 1 and 2 of Appendix H shall be effective. On and after the Commencement Date all sections of Appendix H shall be effective. Consequently, for clarification: (i) in the event an affiliate of BlackRock, Inc. purchases Fund Shares prior to the Commencement Date (“Seed Money Purchaser”), BNYM shall perform the services provided for in the Agreement without giving effect to sections of Appendix H other than Sections 1 and 2 of Appendix H, and (ii) BNYM will perform the services set forth in Section 3 of Appendix H and the Sections following Section 3 of Appendix H only on and after the Commencement Date. In the event BNYM receives purchase instructions for Fund Shares prior to the Commencement Date, it will (i) reject such instructions if received through the NSCC, and (ii) return to sender any such instructions received directly.

3. Repurchases Through The NSCC. In lieu of performing the services set forth in Section 3(a)(3) of the Agreement, BNYM shall perform the functions described in this Section 3 of Appendix H with respect to repurchase orders respecting Fund Shares received through the networking system of the NSCC. BNYM shall perform the administrative and ministerial duties appropriate to execute and process repurchase transactions pursuant to instructions received from financial intermediaries through the NSCC in accordance with the “NSCC Process”, which is hereby defined to mean the reasonable processes, procedures, terms and conditions specified by the NSCC applicable to the Fund Shares and the instructions from financial intermediaries with respect to transactions in Fund Shares; provided, however, for clarification: (1) BNYM shall have no responsibility of any nature to obtain, review, retain, process or take any other act with respect to any physical documentation associated with the repurchase instructions received from the NSCC and processed in accordance with this Section 3 of Appendix H; (2) as between the Fund and BNYM, the Fund possesses the sole responsibility for complying with any applicable disclosure obligations, under law or otherwise, to financial intermediaries and Fund shareholders relating to the NSCC Process; and (3) none of the provisions of Sections 4 or 5 of this Appendix H shall apply to instructions received by BNYM through the NSCC as contemplated by this Section 3 of Appendix H, except that Section 4(iv) of Appendix H shall apply to the extent appropriate and Fund Shares tendered for repurchase in a tender offer pursuant to the NSCC Process shall be included in any proration occurring due to an over-subscribed tendering of Fund Shares.

4. Direct Repurchases. In lieu of performing the services set forth in Section 3(a)(3) of the Agreement, BNYM shall perform the following functions in connection with repurchase orders for Fund Shares received directly by BNYM from Fund shareholders, the Distributor or an Approved Financial Intermediary and not through the networking system of the NSCC:

(i)

In the event BNYM receives a Repurchase Order (as defined below) other than during a Tender Offer Period (as defined below), BNYM shall return the Repurchase Order to the submitting person without processing the order.

(ii)

After BNYM has received a copy of a Tender Offer Notice (as defined below) from the Fund, BNYM shall, with respect to Repurchase Orders it receives during a relevant Tender Offer Period, review each Repurchase Order and exercise reasonable care to determine in accordance with the Fund Procedures (as defined below) whether the Repurchase Order constitutes a “Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which all the following criteria are satisfied, or a “Non-Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which one or more of the following criteria are not satisfied:

(a)

A Repurchase Order must comply with any applicable requirements of the Fund Procedures and the Tender Offer Notice, must be tendered in proper form and must contain all information and consist of all documentation as BNYM may reasonably determine necessary or appropriate.

(b)

All required or permitted endorsements and signatures must in BNYM’s reasonable judgment be valid and genuine; the requested repurchase must in BNYM’s reasonable judgment be legally authorized, and in BNYM’s reasonable judgment (I) no evidence of any nature whatsoever, whether credible or not credible, exists with respect to a claim adverse to such requested repurchase or the rights of the shareholder to submit a repurchase request, regardless of the merits of the claim; and (II) the Repurchase Order satisfies all applicable requirements for personal property and securities transfer as specified in the Standard Procedures.

(iii)

In the event BNYM determines a Repurchase Order to be a Non-Conforming Repurchase Order, BNYM shall implement any appropriate procedures that may be contained in the Fund Procedures and in the event the Non-Conforming Repurchase Order cannot be converted into a Conforming Repurchase Order by the expiration of the Tender Offer Period, shall return the Non-Conforming Repurchase Order to the submitting shareholder, Distributor or Approved Financial Intermediary, as applicable, together with any written correspondence provided by the Fund.

(iv)

In the event BNYM determines a Repurchase Order to be a Conforming Repurchase Order (including Repurchase Orders that were Non-Conforming Repurchase Orders when received but have been remediated into Conforming Repurchase Orders by the close of the Tender Offer Period) and the Repurchase Order has not been withdrawn by the close of the Tender Offer Period, BNYM shall perform the following functions, subject to any applicable provisions of the Tender Offer Notice, the Proration Conditions or Fund Procedures not in conflict with the following:

(a)	Execute the Conforming Repurchase Order by debiting the appropriate number of Fund Shares from the relevant Fund shareholder account and cancelling such shares;

(b)

Deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Fund Shares repurchased by the Fund and make such additional entries in the Fund’s books and records to accurately reflect a reduction in the outstanding Shares of the Fund; and

(c)	Upon receipt of the monies from the Fund Custodian in an amount appropriate for the particular repurchase, pay such monies to the tendering person in accordance with the Fund Procedures.

(v)

BNYM will also return to sender without processing (i) all Repurchase Orders received prior to the close of the Tender Offer Period that were Non-Conforming Repurchase Orders when received and were not remediated into Conforming Repurchase Orders by the close of the Tender Offer Period, and (ii) all Repurchase Orders withdrawn before the close of the Tender Offer Period.

5. Definitions. For purposes of this Appendix H:

(i)

“Approved Financial Intermediary” means a broker-dealer or registered investment advisor that BNYM reasonably believes based on the Fund Procedures has been approved by the Fund to sell Shares of the Fund.

(ii)

“Commencement Date” means the date that BNYM receives a written notice from an Authorized Person of the Fund that the Fund is commencing the offering of Fund Shares to persons other than the Seed Money Purchaser or such later date as may be set forth in the written notice.

(iii)	“Distributor” means BlackRock Investments, LLC, and its legal successors and assigns.

(iv)

“Proration Conditions” means any terms limiting the number of Fund Shares that will be accepted for repurchase in a tender offer, whether applied individually or in the aggregate, and any procedures or conditions governing the processing of Repurchase Orders in the event of an over-tendering of Fund Shares (I) contained in the Tender Offer Notice and Fund Procedures, and (II) to the extent not contained in the Tender Offer Notice or Fund Procedures, reasonably adopted by BNYM.

(v)

“Repurchase Order” means, collectively, a written instrument from a shareholder of the Fund, the Distributor or any Approved Financial Intermediary containing a request that Fund shares held by the shareholder be repurchased by the Fund together with any documentation accompanying such written instrument.

(vi)

“Tender Offer Notice” means the written notification of a tender offer from the Fund sent to Fund shareholders containing the terms and conditions of the Fund’s offer to repurchase Fund Shares from Fund shareholders in the tender offer, including a designation of the Tender Offer Period (as defined below) together with any restrictions applicable to the tender offer, including without limitation any Proration Conditions.

(vii)	“Tender Offer Period” means the period during which a Repurchase Order must be received in order for the shareholder submitting the Repurchase Order to participate in the particular tender offer.

(viii)	“Fund Procedures” means Standard Procedures supplemented by any Exception Procedures (as defined in Section 14 of the Agreement) relating to the purchase or repurchase of Fund Shares.